Exhibit 99.1

For Immediate Release	Contact: David L. Clark Vice President, Corporate Affairs NPS Pharmaceuticals, Inc. (801) 583-4939

NEW ANALYSES SHOW PREOS® IMPROVES BONE STRENGTH AND REDUCES FRACTURE RISK

IN POSTMENOPAUSAL WOMEN WITH OSTEOPOROSIS

Salt Lake City — September 27, 2005— NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced the results of several studies that demonstrate treatment with PREOS®, parathyroid hormone [rDNA origin] for injection, improves bone strength and architecture as well as reduces the risk of vertebral fracture in patients with osteoporosis. Data were presented in oral and poster presentations at the American Society for Bone and Mineral Research (ASBMR) 27th Annual Meeting in Nashville. The New Drug Application for PREOS is currently under review by the U.S. Food and Drug Administration. The European Medicines Agency is also reviewing the market authorization application for Preotact™, the European equivalent to PREOS, which will be marketed in Europe by Nycomed, an NPS partner.

“New analyses and studies are giving us greater insight into how PREOS reduces vertebral fracture risk in postmenopausal women with osteoporosis,” said David Dempster, Ph.D., professor of Clinical Pathology at Columbia University and director of the Helen Hayes Hospital Regional Bone Center in New York. “With these studies, we’re seeing more than just increases in bone mass, we’re seeing changes indicative of improved skeletal architecture that more closely resembles strong, healthy bone.”

New PaTH Study Analyses

In two separate analyses, Dennis M. Black, Ph.D., Department of Epidemiology and Biostatistics, University of California, San Francisco, Mary L. Bouxsein, Ph.D., Beth Israel Deaconess Medical Center, Boston, and their colleagues studied a subset of postmenopausal osteoporotic women, who received daily injections of PREOS for one year as part of the “Parathyroid hormone (PTH) and alendronate” (PaTH) study, which compared PREOS, alendronate, and their combination.

Dr. Black evaluated the effects of treatment with PREOS on vertebral strength with biomechanical computed tomography (BCT). BCT provides a more detailed picture of bone strength than that which can be obtained from quantitative computed tomography (QCT) alone. The BCT analysis showed that treatment with PREOS for one year increased vertebral strength indices by almost 30%. Further analyses indicated that the overall increase in vertebral strength is attributed to both an increase in the amount of bone and to alterations in the distribution of bone within the vertebra.

Dr. Bouxsein used BCT in combination with a biomechanical model of the spine to assess the effects of treatment with PREOS on the factor of risk for vertebral fracture (F), which was computed as the ratio of spinal load to vertebral strength. Following treatment with PREOS, the mean factor of risk for vertebral fracture was reduced from 0.73 to 0.58; fracture theoretically occurs when F >1.0. Using Dr. Bouxsein’s methodology, four patients (21%) were at high risk for fracture (F > 0.90) prior to treatment with PREOS, but none were at high risk for fracture after administration of PREOS.

New TOP Study Analyses

Two separate analyses by David Dempster, Ph.D., professor of Clinical Pathology at Columbia University and director of the Helen Hayes Hospital Regional Bone Center in New York and Cesar Bogado, Ph.D., Instituto de Investigaciones Metabolicas, Buenos Aires, Argentina, and their colleagues studied subsets of postmenopausal osteoporotic women, who received either daily injections of PREOS or placebo as part of the 18-month “Treatment of Osteoporosis with Parathyroid Hormone (TOP)” study. Dr. Dempster used high-resolution micro-computed tomography (micro-CT) imaging to examine trabecular bone architecture in biopsies of the hip, and Dr. Bogado used QCT to compare the effects of PREOS and placebo at the hip.

The micro-CT analyses of iliac crest biopsies showed significant improvements in trabecular microarchitecture in patients treated with PREOS versus placebo. Mean trabecular bone volume was 45% higher as a result of increases in trabecular number and thickness (12% and 17%, respectively). In addition, the trabecular separation was 10% lower, the mean connectivity density was 22% higher, and the structure model index (SMI) was 55% lower in PREOS-treated women. A lower SMI indicates a change in trabecular architecture from a more rod-like structure to a more plate-like structure.

“In our study, PREOS clearly improved bone structure. Patients had increased trabecular bone volume, better trabecular connectivity and a more plate-like trabecular architecture,” said Dr. Dempster. “We suspect that improved bone structure and strength is the reason that PREOS-treated patients had a reduced incidence of fracture in Phase 3 clinical trials.”

After 18 months of treatment with PREOS, QCT scans showed significant increases in volumetric trabecular bone mineral density (vTbBMD) and bone mineral content (TbBMC), as well as cortical bone volume (CtBV), at both the total hip and femoral neck. The PREOS group also had a modest but statistically significant decrease in volumetric cortical BMD (vCtBMD) at the total hip, but not at the femoral neck. These results are consistent with changes observed in PTH-treated osteopenic Rhesus monkeys.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that PREOS®, which is pending FDA approval, will be an appropriate therapy for patients who have osteoporosis. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of September 27, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as amended, for the year ended 2004, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. NPS, the NPS logo, and PREOS are registered trademarks of NPS Pharmaceuticals, Inc.